                                                               Exhibit 99.(k)(4)

                           ORGANIZATIONAL AND OFFERING
                        EXPENSES REIMBURSEMENT AGREEMENT

     Agreement made this 20 day of April, 2006, by and between RMR Asia Pacific Real Estate Fund, a Massachusetts business trust (the "Fund"), and RMR Advisors, Inc., a Massachusetts corporation (the "Manager").

     WHEREAS, the Fund and the Manager have entered into an Investment Advisory Agreement dated April 20, 2006 (the "Advisory Agreement");

     NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, and in connection with the establishment and commencement of operations of the Fund, it is hereby agreed by and between the parties hereto as follows:

1. The Manager agrees to reimburse the Fund for expenses incurred by the Fund in connection with the organization of the Fund if the initial public offering is not completed. The Manager also agrees that if the initial public offering occurs, the Manager will bear all of organizational expenses and any of the costs of the initial offering of the common shares of beneficial interest of the Fund ("shares") to the extent the costs of such offering exceed $0.04 per share. The expenses for which the Fund is being reimbursed pursuant to this Agreement do not include (i) the Advisory Fee, as defined in the Advisory Agreement, payable by the Fund pursuant to the terms of the Advisory Agreement, as such Advisory Fee may be modified by the Fee Waiver set forth in the Advisory Agreement, and (ii) any sales load or underwriting discount paid by shareholders of the Fund.

2. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

3. The Fund's Agreement and Declaration of Trust, as amended to date, is on file with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund, by the Trustees or by an officer or officers of the Fund in their capacity as such and not individually, and neither the shareholders nor the Fund's Trustees nor any officers, employees or agents shall be liable thereunder and the Advisor shall look solely to the Fund's estate for the payment of any claim hereunder or for the performance of the Fund's duties created by this Agreement.


                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Fund and the Manager have caused this Agreement to be executed on the day and year above written.

                                    RMR ASIA PACIFIC REAL ESTATE FUND

                                    By: /s/ Thomas M. O'Brien
                                       -----------------------------------------
                                    Name: Thomas M. O'Brien
                                    Title: President

                                    RMR ADVISORS, INC.

                                    By: /s/ Mark L. Kleifges
                                       -----------------------------------------
                                    Name: Mark L. Kleifges
                                    Title: Vice President


        [Signature Page to Organizational and Offering Expense Agreement]